Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan of BigCommerce Holdings, Inc. of our report dated March 1, 2023, with respect to the consolidated financial statements of BigCommerce Holdings, Inc. and the effectiveness of internal control over financial reporting of BigCommerce Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

March 3, 2023